EXHIBIT 99.29

LOAN RESTRUCTURING AGREEMENT

        This Loan Restructuring Agreement (this “Agreement”), dated as of October 1, 2007, is made by and between BZINFIN, S.A., a BVI company (“Lender”), and ENER1 GROUP, INC., a Florida corporation (“Borrower”).

WHEREAS, Lender has extended certain loans to Borrower from time to time as set forth in more detail in Schedule 1 hereto (the “Loans”); and

WHEREAS, on the terms and subject to the conditions set forth herein, Lender and Borrower wish to consolidate and amend the terms of the Loans into this Agreement, which shall supersede all prior agreements, instruments and arrangements between Lender and Borrower with respect thereto except as may otherwise be provided herein;

           NOW, THEREFORE, in consideration of Lender agreeing not to demand repayment of the Loans prior to 31 December 2008 and the mutual covenants and agreements contained herein, the parties agree as follows:

1.           AMOUNT OF LOANS. As of the date of this Agreement, (i) the aggregate outstanding principal amount of the Loans (the “Outstanding Principal Amount”) is Forty Seven Million Three Hundred Fifteen Thousand Eight Hundred and Eighty Two United States Dollars (US$47,315,882), (ii) the aggregate amount of interest accrued on the Outstanding Principal Amount (the “Outstanding Interest Amount”) is Eighteen Million Five Hundred Ten Thousand Three Hundred and Forty Nine United States Dollars (US$18,510,349) and the aggregate amount of fees due from Borrower to Lender under the Loans (“Fees Due”) is Five Hundred and Eighty Thousand United States Dollars (US$580,000). The Outstanding Principal Amount, the Outstanding Interest Amount and Fees Due are collectively referred to herein as the “Loan Amount” and the Loan Amount plus all unpaid interest accrued thereon pursuant to the terms of this Agreement through a particular date is referred to herein as the “Total Indebtedness” as of such date.

2.           INTEREST. The Loan Amount shall bear simple interest from the date of this Agreement until it is paid in full at a rate of fifteen percent (15%) per year (“Interest”) consisting of 360 days (the “Interest Rate”); provided, however, that, in the event Borrower fails to make any payment required to be made by the terms of this Agreement on the date when such payment becomes due, all Interest accrued through such date shall be capitalized (i.e. become part of the Loan Amount) and the Interest Rate for the period beginning on the date of such failure through the date on which such failure is cured shall be automatically changed to the lesser of (i) twenty percent (20%) and (ii) the highest rate of interest permitted by applicable law

3.           REPAYMENT. Lender may demand repayment of all or any part of the Total Indebtedness at any time, and from time to time, after December 31, 2008. Following a demand by Lender, Borrower shall repay the amount of the Total Indebtedness required to be paid to Lender no later than the fifth (5th) business day following such demand. The fifth (5th) business day following each date on which Lender demands payment of the Total Indebtedness (whether in full or in part) is referred to herein as a “Repayment Date”. All payments received by Lender hereunder shall be applied, first, to any costs or expenses incurred by Lender in collecting such payment or to any other charges or expenses due to Lender hereunder; second, to accrued but unpaid Interest; and third, to the Loan Amount. Borrower may prepay amounts due with respect to the Total Indebtedness at any time without penalty.

4.           REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Lender as follows:

(i)           Borrower is duly organized, validly existing, and in good standing under the laws of the State of Florida, with the power to own its assets and to transact business in Florida and New York and in such other states where its business is presently conducted.

(ii)           Borrower has the authority and power to execute and deliver this Agreement and to perform any condition or obligation imposed under the terms hereof.

(iii)           The execution, delivery and performance of this Agreement by Borrower will not violate any provision of any applicable law, regulation, order, judgment, decree, charter document, indenture, contract, agreement, or other undertaking to which Borrower is a party, or which is binding on Borrower or its assets, and will not result in the creation or imposition of a lien on any of its assets (except as otherwise provided herein).

(iv)           The shares of Ener1 Group Stock (as defined below) issued to Lender pursuant to Section 6 below are duly authorized and, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, free and clear of any liens. The currently outstanding shares of Ener1 Group Stock issued to Lender are duly authorized and validly issued, free and clear of any liens.

(v)           The shares of Ener1 Stock (as defined below) delivered or to be delivered to Lender pursuant to Section 6 below are duly authorized, validly issued and outstanding, and are owned by Borrower free and clear of any liens and, when delivered to Lender in accordance with the terms hereof, will be free and clear of all liens. Upon receipt of any shares of Ener1 Stock from Borrower in accordance with the terms of this Agreement, Lender will acquire good and valid title thereto.

5.         EVENTS OF DEFAULT.  The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(i)           Voluntary Bankruptcy or Insolvency Proceedings.  Borrower or any of its subsidiaries shall (a) apply for or consent to the appointment of a receiver, trustee, liquidator, or custodian of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts generally as they mature, (c) make a general assignment for the benefit of any of its creditors, (d) be dissolved or liquidated in full or in part, (e) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (f) take any action for the purpose of effecting any of the foregoing.

(ii)           Involuntary Bankruptcy or Insolvency Proceedings. An involuntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to Borrower or any of its subsidiaries or the debts thereof under any bankruptcy, insolvency, or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

(iii)           Failure to Pay Loan Amount when Due. Borrower fails to pay in full any amount of the Total Indebtedness on the applicable Repayment Date.

(iv)           Cross Default. Borrower fails to pay any amount due with respect to any indebtedness of Borrower to Lender on the date on which such amount becomes due and payable pursuant to the terms of such indebtedness.

(v)           Breach of Covenants, Representations and Warranties.  Borrower breaches any covenant made in this Agreement, or any representation, warranty or statement made or deemed to be made by Borrower in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant to or in connection herewith proves to have been incorrect or misleading in any material respect when made or deemed made and such defect may be, in the reasonable opinion of Lender, prejudicial to the interests of Lender;

If an Event of Default occurs, Lender may demand immediate repayment of all amounts due under this Agreement.

6.           CONVERSION/EXCHANGE.

(i)           At any time prior to full repayment of the Total Indebtedness, Lender may convert into shares of the common stock of Borrower (“Ener1 Group Stock”) and/or exchange all or any part of such amount into shares of the common stock of Ener1 Inc. held by Borrower (“Ener1 Stock”), all or any part of the Total Indebtedness, as follows: (A) up to 25% of the Total Indebtedness may be converted into Ener1 Group Stock at a conversion rate of US$0.0845 (the “Conversion Rate”) and (B) up to 75% of the Total Indebtedness may be  exchanged for Ener1 Stock at an exchange rate of US$0.30 (the “Exchange Rate”), in each such case, subject to adjustment for stock splits, stock dividends and similar events. In order to effect a conversion and/or an exchange, Lender shall deliver to Borrower written notice specifying the amount it wishes to convert and/or exchange, the Conversion Rate and/or Exchange Rate at which such conversion and/or exchange is to be effected, and a calculation of the number of shares to which it is entitled pursuant to such conversion and/or exchange. Upon receipt of such notice and delivery to Lender of the number of shares of Ener1 Group Stock and/or Ener1 Stock specified therein, the amount of Total Indebtedness shall be reduced accordingly.

(ii)           Upon the sale by Borrower of any Ener1 Group Stock while any Total Indebtedness is outstanding at a price that is less than the Conversion Rate then in effect (an “Ener1 Group Stock Dilutive Issuance”), the Conversion Rate shall be adjusted by multiplying such Conversion Rate by the following fraction:

N0 + N1
N0 + N2

where:

N0 = the number of shares of Ener1 Group Stock outstanding immediately prior to such Ener1 Group Stock Dilutive Issuance;

N1 = the number of shares of Ener1 Group Stock which the aggregate consideration, if any, received or receivable by Borrower for the total number of shares of Ener1 Group Stock sold in such Ener1 Group Stock Dilutive Issuance would purchase at the Conversion Rate in effect immediately prior to such Ener1 Group Stock Dilutive Issuance; and

N2  = the number of such shares of Ener1 Group Stock sold in such Ener1 Group Stock Dilutive Issuance.

(iii)           Upon the sale by Ener1, Inc. of any Ener1 Stock while any Total Indebtedness is outstanding at a price that is less than the Exchange Rate then in effect (an “Ener1 Stock Dilutive Issuance”), the Exchange Rate shall be adjusted by multiplying such Exchange Rate by the following fraction:

N0 + N1
N0 + N2

where:

N0 = the number of shares of Ener1 Stock outstanding immediately prior to the sale of Ener1 Stock in such Ener1 Stock Dilutive Issuance;

N1 = the number of shares of Ener1 Stock which the aggregate consideration, if any, received or receivable by Ener1, Inc. for the total number of such additional shares of Ener1 Stock sold in such Ener1 Stock Dilutive Issuance would purchase at the Exchange Rate in effect immediately prior to such Ener1 Stock Dilutive Issuance; and

N2  = the number of shares of Ener1 Stock sold in such Ener1 Stock Dilutive Issuance.

                7.         WARRANTS. Upon the execution and delivery of this Agreement:

(i)           Borrower will issue and deliver to Lender a warrant that will entitle the holder thereof to purchase from Borrower eighty million (80,000,000) shares of Ener1 Stock at a purchase price of thirty cents (US$0.30) per share; and

(ii)           In substitution for all warrants received by Lender from Borrower and any warrants which Lender is entitled to receive but has not received from Borrower pursuant to the loan agreements governing the Loans, Borrower will issue and deliver to Lender: (x)  a warrant that will entitle the holder thereof to purchase from Borrower eighty seven million seven hundred ninety nine thousand three hundred and forty four (87.799.344) shares of Ener1 Stock at the exercise price of  thirty cents ($0.30) per share; (y) a warrant that will entitle the holder thereof to purchase from Borrower forty five million (45,000,000) shares of Ener1 Stock at the exercise price of ten cents ($0.1) per share; and (z) a warrant that will entitle the holder thereof to purchase from Borrower two million nine hundred and eighty thousand (2,980,000) shares of Ener1 Stock at the exercise price of twenty eight cents ($0.28) per share (the warrants described in clauses (ii)(x), (y) and (z) above, collectively with the warrant described in paragraph 7(i) above, being referred to herein as the “Warrants”.

(iii)           Each Warrant will expire on the fifth (5th) anniversary of the date of this Agreement.  Borrower acknowledges that all warrants received by Lender from Borrower in connection with the Loans prior to the date hereof will continue in full force and effect until Borrower issues to Lender new warrants referred to in clauses 7(i) and 7(ii) above on the terms agreed with Lender.

8.           COLLATERAL; TITLE TO SHARES; REPURCHASE RIGHT. The obligation of Borrower hereunder to repay to Lender the Total Indebtedness in accordance with the terms of this Agreement will be secured pursuant to the terms of (i) a Pledge Agreement between Borrower and Lender (the “Pledge Agreement”) and (ii) a Security Agreement among Lender, Z-N, LLC and certain individuals (the “Security Agreement” and, together with the Pledge Agreement, the “Security Agreements”). Borrower undertakes to enter into the Pledge Agreement and if necessary to cause its affiliates (other than Ener1, Inc. and its subsidiaries) to become parties to the Security Agreement and to do any other acts or things that may be necessary or desirable in order to properly secure Borrower’s due performance hereunder within 45 days from the date hereof.  Borrower acknowledges that the Collateral (as defined in the Security Agreements) includes 229,807,949 shares of Ener1 Stock and certain intellectual property pledged by Borrower, Z-N LLC and certain individuals. Borrower acknowledges that all agreements and other documents whereby Borrower and/or any third parties provided collateral to Lender to secure Borrower’s due performance under any of the Loans will continue in full force and effect with regard to the Loans that they secure (the “Existing Liens”) as amended hereby until the Security Agreements take full effect, and Lender will retain full right (but not the obligation) to demand repayment of the Loans secured by Existing Liens on such terms as existed prior to the date hereof until the Security Agreements take effect. Borrower acknowledges that Lender shall fully retain all security interests it may have in any property and/or rights owned or held by Lender immediately prior to the date of this Agreement that are not included in the Collateral.  Borrower acknowledges that Lender has good title to all shares of Ener1 Group Stock owned by it. Borrower agrees that any rights it may have to repurchase Ener1 Group Stock from Lender shall expire on January 1, 2008.

9.           COVENANTS BY BORROWER. As long as any amount of the Total Indebtedness remains outstanding:

(a)           Borrower will not (i) declare or pay any dividends on any class of its capital stock, (ii) purchase, redeem or retire any of its capital stock or (iii) make any other distribution of any kind or character in respect of any of its capital stock (except, in any such case, (x) as Lender may otherwise agree in writing or (y) as may be required by any indebtedness or contractual arrangement existing on the date hereof).

(b)           Borrower will not make any loans or advances to any person except for (i) advances for necessary expenses to be incurred in the ordinary course of Borrower’s business and (ii) loans or advances to Borrower’s subsidiaries.

10.           BUSINESS DAY. For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday or other day on which the New York Stock Exchange or commercial banks in the city of New York or Geneva, Switzerland are permitted or required by law to close.

11.           GOVERNING LAW AND DISPUTE SETTLEMENT. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state. Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chamber of Commerce in force on the date when the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators shall be three. The seat of the arbitration shall be Geneva, Switzerland. The arbitral proceedings shall be conducted in English and all documents shall be provided in the English language or with translations into the English language.

12.           NOTICES.  All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day and (ii) on the fourth (4th) Business Day after timely delivery to a reputable overnight courier, to the parties at the following addresses:

(a)           If to BZinfin, to:

Bzinfin S.A.
c/o BUDIN & ASSOCIES
20, rue Jean-Sénebier
CH-1211 GENEVE 11
Switzerland
Attn.: Mr. Patrick Bittel
Fax: +41-22 818 08 18

(b)	If to Ener1 Group, to:

Ener1 Group, Inc.
5 Penn Plaza
New York, NY 10001
Attention: Charles Gassenheimer
Fax: 212-920-3510

or to such other person or address as either party shall furnish by notice to the other party in writing.

13.           ATTORNEYS’ FEES.  In the event of a dispute between the parties, the prevailing party shall be entitled to all reasonable attorneys’ fees and costs incurred in connection with any trial, arbitration, or other proceeding as well as all other relief granted in any suit or other proceeding.

14.           REMEDIES AND WAIVERS.  No failure by Lender to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

15.           U.S. DOLLAR DENOMINATED. Except where specifically provided otherwise, all transactions herein shall be in U.S. Dollars.

16.           ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior agreements, understandings, and arrangements relating to the subject matter hereof. No amendment, modification or other change to, or waiver of any provision of, this Agreement may be made unless such amendment, modification or change is set forth in writing and is signed by each of the parties hereto.

17.           COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission; provided, however, that any party delivering this Agreement by facsimile transmission shall thereafter promptly deliver the original counterpart of this Agreement to the other party.

18.           ASSIGNMENT.  Lender may transfer all or part of its rights and obligations hereunder without any prior notice to Borrower. Upon such transfer, the rights and obligations of Lender hereunder so transferred shall be assigned automatically to the transferee thereof, and such transferee shall thereupon be deemed to be a party to this Agreement as though an original signatory hereto, as long as Borrower is, within a reasonable period of time following such transfer, furnished with written notice of the name and address of such transferee.

19.           HEADINGS.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

20.           THIRD PARTY BENEFICIARIES.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BZINFIN, S.A.		ENER1 GROUP, INC.

By:		By:
	Name:		Name: Charles Gassenheimer
	Title:		Title: Chief Executive Officer

SCHEDULE 1 TO LOAN RESTRUCTURING AGREEMENT

SUMMARY OF LOANS GRANTED BY BZINFIN S.A. TO ENER1 GROUP INC.

Years	2002	2003	2004	2005	2006	2007	Total

Principal (US $)	2,400,000	7,325,000	4,269,382	4,245,500	24,243,000	4,833,000	47,315,882

Interest (US $):
Regular Interest	2,340,250	3,515,140	124,054	141,249	1,898,202	126,860	8,145,754
Default Interest	1,278,000	2,380,275	505,803	638,559	5,301,409	260,548	10,364,594
Total Interest:	3,618,250	5,895,415	629,857	779,808	7,199,611	387,408	18,510,349

Fees Due (US $)	-	-	-	-	520,000	60,000	580,000

Total Due under the Loans (US $)	6,018,250	3,220,415	4,899,239	5,025,308	31,962,611	5,280,408	66,406,231